Exhibit 99.1

Regional Management Corp. Announces Third Quarter 2013 Results

Also Announces Long-Term Agreement with GOLDPoint Systems

for Loan Management Software and Services

Greenville, South Carolina – October 30, 2013 – Regional Management Corp. (NYSE: RM), a diversified specialty consumer finance company, today announced results for the third quarter and nine-month period ended September 30, 2013.

Third Quarter 2013 Highlights

•	Total third quarter 2013 revenue was $44.5 million, a 25.3% increase from the prior-year period.

•	GAAP net income for the third quarter of 2013 was $7.6 million, a 9.1% increase from net income of $7.0 million in the prior-year period. Diluted earnings per share were $0.59 based on a diluted share count of 12.9 million. On a pro-forma basis, excluding $0.4 million of pre-tax expenses related to the secondary offering completed in September 2013, net income for the third quarter of 2013 was $7.9 million and diluted earnings per share were $0.61.

•	Finance receivables as of September 30, 2013 were $512.1 million, an increase of 29.0% from the prior-year period. Annualized net charge-offs as a percentage of average finance receivables for the third quarter of 2013 was 6.5%, comparable with the prior-year period.

•	Same-store revenue growth[1] for the third quarter of 2013 was 16.1%. Same-store finance receivables growth for the third quarter of 2013 was 16.5%.

•	Opened one de novo branch in the third quarter of 2013; as of September 30, 2013, Regional Management’s branch network consisted of 264 locations.

•	On September 25, 2013, Regional Management announced the closing of a secondary offering of 4,002,000 shares of its common stock, at a price of $27.50 per share, by Palladium Equity Partners III, L.P. and Parallel 2005 Equity Fund, LP, both existing stockholders of Regional Management and affiliates of Palladium Equity Partners and

[1]	Defined as stores open for at least 13 months.

Parallel Investment Partners. Regional Management did not receive any proceeds from the offering, and the total number of shares of its outstanding common stock did not change as a result of the offering.

“Overall, we saw another strong quarter at Regional, led once again by double-digit top-line and same-store sales growth,” said Thomas F. Fortin, Chief Executive Officer of Regional Management Corp. “Bolstered by the considerable success of our back-to-school direct mail campaigns, we grew our loan portfolio by 11.2% on a sequential basis. We also continued to increase our total yield in the third quarter from its low point in April, contributing to an improved efficiency ratio from the prior-year period. While our provision for credit losses was higher than initially anticipated as a result of strong growth in our finance receivables, our annualized net charge-offs as a percentage of average finance receivables continued to remain consistent with prior periods. Our diversified product offering and branch expansion strategy remains intact, and we are optimistic about the opportunities that are present for the future growth of Regional and the creation of long-term shareholder value. Finally, we were pleased that Palladium and Parallel completed a successful secondary offering, which has added to the liquidity of our common shares.”

Long-Term Agreement with GOLDPoint Systems

Regional Management also announced today that it has entered into a ten-year agreement with DHI Computing Service, Inc. d/b/a GOLDPoint Systems pursuant to which GOLDPoint will provide Regional Management with loan management software and related data processing services.

“As we have significantly grown Regional’s account base and footprint in the last few years and expanded our product offerings to automobile and retail loans, the needs for our loan management system have changed considerably,” said Mr. Fortin. “After extensive research, we determined that GOLDPoint’s loan management system is the best match for our current and future objectives. We believe the new system will make Regional even more efficient in terms of processing and servicing our diverse product portfolio and growing loan account base, and we look forward to a long and mutually beneficial relationship with GOLDPoint. At the same time, we want to thank ParaData for its valuable service as our loan management system software provider for the past 15 years.”

The full transition to the new platform is expected to take approximately one year. Regional Management expects that related expenses, which include accelerated amortization of existing ParaData licenses, will be dilutive to earnings by $0.02 per diluted share per quarter, or $0.08 per diluted share over the one-year transition period. Once the transition is completed in the second half of 2014, Regional Management expects costs related to the GOLDPoint loan management system platform to be comparable to expenses for its current system, due in part to increased internal efficiencies created by the integrated GOLDPoint platform.

Director Compensation Arrangement and 2013 Director Equity Awards

In October 2013, Regional Management’s board of directors revised its standard compensation arrangement for its non-employee directors. Pursuant to the revised compensation arrangement, effective for annual service years beginning in 2014, each non-employee director will receive a cash retainer of $30,000 for annual board service, plus $20,000 for service as a non-executive chairman of the board, plus $10,000 for service per board committee, plus $10,000 for service as a chairman of a board committee. Also, effective for annual service years beginning in 2014, Regional Management will award its non-employee directors shares of restricted common stock in an amount equal to the sum of $90,000 for annual board service, plus $20,000 for service as a non-executive chairman of the board, plus $10,000 for service per board committee, plus $10,000 for service as chairman of a board committee, divided by the fair market value per share of common stock on the date of grant. The restricted stock awards will occur five days following Regional Management’s annual meeting of stockholders, with vesting to occur upon the completion of the directors’ annual service to Regional Management. Annual service relates to the approximate 12-month period between annual meetings of Regional Management’s stockholders. As a result, Regional Management expects to incur approximately $1.4 million in director compensation expense for annual service beginning in the second quarter of 2014, inclusive of expenses associated with the March 2012 IPO option awards.

In addition, because Regional Management had not yet acted to award its non-employee directors equity compensation for annual service commencing in 2013, Regional Management awarded each such director 4,484 shares of its common stock, effective October 28, 2013. For the purpose of satisfying income tax obligations, each director was entitled, at his election, to forego up to 40% of the 4,484 shares subject to his award in order to receive a cash payment equivalent to the value of the foregone shares. The awards, which were made pursuant to the terms of Regional Management’s 2011 Stock Incentive Plan, were fully vested at the time of the grant and will cause Regional Management to incur approximately $1.2 million of incremental director compensation expense for the fourth quarter of 2013.

Third Quarter 2013 Results

For the third quarter ended September 30, 2013, Regional Management reported total revenue of $44.5 million, a 25.3% increase from $35.5 million in the prior-year period. Interest and fee income revenue for the third quarter of 2013 was $39.7 million, a 27.7% increase from $31.1 million in the prior-year period, primarily due to a 29.0% year-over-year increase in finance receivables. Insurance and other income for the third quarter of 2013 was $4.8 million, an 8.1% increase from the prior-year period. Same-store revenue growth for the third quarter of 2013 was 16.1%.

Finance receivables outstanding at September 30, 2013 were $512.1 million, a 29.0% increase from $396.9 million in the prior-year period. Finance receivables increased due to the addition of 49 de novo branches and two acquired branches since September 30, 2012, as well as the increase in same-store finance receivables, which grew 16.5% in the third quarter.

Provision for credit losses in the third quarter of 2013 was $11.1 million versus $7.4 million in the prior-year period, primarily due to the increase in loan volume. Annualized net charge-offs as a percentage of average finance receivables for the third quarter of 2013 was 6.5%, comparable with the prior-year period.

General and administrative expenses for the third quarter of 2013 were $17.4 million, an increase of 21.4% from $14.3 million in the prior-year period, primarily due to increased personnel costs from opening and acquiring an additional 51 branches since September 30, 2012 and $0.4 million of expenses related to the secondary offering completed in September 2013. During the third quarter of 2013, Regional Management opened one new branch. Regional Management’s efficiency ratio—the percentage of general and administrative expenses compared to total revenue—in the third quarter of 2013 was 39.1%, a decrease of 120 basis points from 40.3% in the prior-year period; excluding the expenses related to the secondary offering, Regional Management’s efficiency ratio for the third quarter of 2013 would have been 38.1%.

GAAP net income for the third quarter of 2013 was $7.6 million, a 9.1% increase compared to net income of $7.0 million in the prior-year period. Diluted earnings per share for the third quarter of 2013 were $0.59, an increase from $0.55 in the prior-year period. On a pro-forma basis, excluding the expenses related to the secondary offering, net income for the third quarter of 2013 was $7.9 million and diluted earnings per share were $0.61.

Nine Month 2013 Results

For the nine-month period ended September 30, 2013, Regional Management reported total revenue of $122.4 million, a 23.6% increase from $99.0 million in the prior-year period. Interest and fee income revenue for the nine-month period ended September 30, 2013 was $108.7 million, a 25.9% increase from $86.3 million in the prior-year period. Insurance and other income for the nine-month period ended September 30, 2013 was $13.7 million, an 8.1% increase from the prior-year period.

Provision for loan losses in the nine-month period ended September 30, 2013 was $27.6 million versus $18.9 million in the prior-year period, primarily due to the increase in loan volume. Annualized net charge-offs as a percentage of average finance receivables for the nine-month period ended September 30, 2013 was 6.5%, an increase from 6.3% in the prior-year period.

General and administrative expenses for the nine-month period ended September 30, 2013 were $51.0 million, an increase of 26.3% from $40.4 million in the prior-year period, primarily due to increased personnel costs from opening and acquiring an additional 51 branches since September 30, 2012. During the nine months ended September 30, 2013, Regional Management opened and acquired 43 new branches. Regional Management’s efficiency ratio in the nine-month period ended September 30, 2013 was 41.6%, an increase of 90 basis points from 40.7% in the prior-year period. Excluding the expenses related to the secondary offering, Regional Management’s efficiency ratio for the nine-month period ended September 30, 2013 would have been 41.3%.

GAAP net income for the nine-month period ended September 30, 2013 was $21.2 million, a 13.2% increase compared to GAAP net income of $18.7 million in the prior-year period, and diluted earnings per share for the nine-month period ended September 30, 2013 were $1.65 compared to $1.60 in the prior-year period. On a pro forma basis, excluding secondary offering expenses in 2013 and one-time expenses related to Regional Management’s IPO in 2012, net income for the nine-month period ended September 30, 2013 was $21.5 million and diluted earnings per share were $1.67, versus net income of $20.4 million and diluted earnings per share of $1.60 (based on a diluted share count of 12.8 million) for the prior-year period.

Liquidity and Capital Resources

As of September 30, 2013, Regional Management had finance receivables of $512.1 million and outstanding debt of $347.7 million on its $500.0 million senior revolving credit facility and on its $1.5 million cash management line of credit.

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:30 PM Eastern. Both the call and webcast are open to the general public.

The dial-in number for the conference call is (866) 515-2913, passcode 53161906 – please dial the number 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available on Regional Management’s website at www.RegionalManagement.com.

A replay of the call will be available two hours following the end of the call through midnight Eastern on Wednesday, November 6 at www.RegionalManagement.com and by telephone at (888) 286-8010, passcode 34143265.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, which represent Regional Management Corp.’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: the continuation or worsening of adverse conditions in the global and domestic credit markets and uncertainties regarding, or the impact of governmental responses to those conditions; changes in interest rates; risks related to acquisitions and new branches; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; recently-enacted or proposed legislation; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management). Such factors are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not and is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified specialty consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has since expanded its branch network across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico and Georgia. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, independent and franchise automobile dealerships, online credit application networks, furniture and appliance retailers and its consumer website. For more information, please visit http://www.RegionalManagement.com.

Contacts:

Investor Relations

Garrett Edson, (203) 682-8331

Media Relations

Kim Paone, (646) 277-1216

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

($ in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue
Interest and fee income	$39,708	$31,089	$108,674	$86,333
Insurance income, net	3,000	2,841	8,906	8,157
Other income	1,758	1,560	4,838	4,556

Total revenue	44,466	35,490	122,418	99,046

Expenses
Provision for credit losses	11,078	7,384	27,554	18,918
General and administrative expenses
Personnel	9,589	8,561	29,409	24,831
Occupancy	3,167	2,301	8,380	6,281
Marketing	983	632	2,836	1,857
Other	3,633	2,810	10,338	7,386
Consulting and advisory fees	—	—	—	1,451
Interest expense
Senior revolving credit facility and other debt	3,913	2,705	10,236	7,557
Mezzanine debt-related parties	—	—	—	1,030

Total interest expense	3,913	2,705	10,236	8,587

Total expenses	32,363	24,393	88,753	69,311

Income before income taxes	12,103	11,097	33,665	29,735
Income taxes	4,478	4,109	12,456	11,005

Net income	$7,625	$6,988	$21,209	$18,730

Net income per common share:
Basic	$0.61	$0.56	$1.69	$1.64

Diluted	$0.59	$0.55	$1.65	$1.60

Weighted average common shares outstanding:
Basic	12,586,268	12,486,727	12,558,170	11,429,063

Diluted	12,927,776	12,774,488	12,863,441	11,712,565

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

($ in thousands, except per share amounts)

(Unaudited)

	September 30, 2013	December 31, 2012
Assets
Cash	$7,929	$3,298
Gross finance receivables	615,900	529,583
Less unearned finance charges, insurance premiums, and commissions	(103,828)	(92,024)

Finance receivables	512,072	437,559
Allowance for credit losses	(28,682)	(23,616)

Net finance receivables	483,390	413,943
Property and equipment, net of accumulated depreciation	7,088	5,111
Repossessed assets at net realizable value	923	711
Goodwill	716	363
Intangible assets, net	1,462	1,815
Other assets	11,545	9,750

Total assets	$513,053	$434,991

Liabilities and Stockholders’ Equity
Liabilities:
Deferred tax liability, net	$6,800	$5,947
Accounts payable and accrued expenses	5,224	6,096
Senior revolving credit facility	347,736	292,379

Total liabilities	359,760	304,422
Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.10 par value, 100,000,000 shares authorized, no shares issued and outstanding at September 30, 2013 and December 31, 2012	—	—
Common stock, $0.10 par value, 1,000,000,000 shares authorized, 12,586,942 shares issued and outstanding at September 30, 2013; 1,000,000,000 shares authorized, 12,486,727 shares issued and outstanding at December 31, 2012	1,259	1,249
Additional paid-in-capital	81,663	80,158
Retained earnings	70,371	49,162

Total stockholders’ equity	153,293	130,569

Total liabilities and stockholders’ equity	$513,053	$434,991

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

($ in thousands)

	Components of Increase in Interest and Fee Income Three Months Ended September 30, 2013 Compared to Three Months Ended September 30, 2012 Increase (Decrease)
	Volume	Rate	Net
Small installment loans	$10,583	$(1,851)	$8,732
Large installment loans	(717)	(361)	(1,078)
Automobile purchase loans	1,314	(473)	841
Retail purchase loans	348	(224)	124

Total increase in interest income	$11,528	$(2,909)	$8,619

	Three Months Ended September 30,
	2013	2012
Total yield	36.3%	38.1%
Average net finance receivables	$490,430	$372,738

	Loans Originated (1) Three Months Ended September 30,
	2013	2012
Small installment loans	$206,347	$135,840
Large installment loans	15,924	22,246
Automobile purchase loans	32,312	35,394
Retail purchase loans	8,465	9,788

Total finance receivables	$263,048	$203,268

(1)	Represents gross balance of loan originations, including unearned finance charges

	Three Months Ended September 30,
	2013		2012
	Amount	Percentage of Average Finance Receivables (Annualized)	Amount	Percentage of Average Finance Receivables (Annualized)
Net charge-offs as a percentage of average finance receivables	$8,015	6.5%	$6,032	6.5%

	Amount	Percentage of Total Revenue	Amount	Percentage of Total Revenue
Provision for credit losses	$11,078	24.9%	$7,384	20.8%
General and administrative expenses	$17,372	39.1%	$14,304	40.3%

	Amount	Growth Rate	Amount	Growth Rate
Same store finance receivables at period-end/growth rate	$450,437	16.5%	$342,272	25.7%
Same store revenue growth rate		16.1%		17.2%
Number of branches in calculation	206		163

	Components of Increase in Interest and Fee Income Nine Months Ended September 30, 2013 Compared to Nine Months Ended September 30, 2012 Increase (Decrease)
	Volume	Rate	Net
Small installment loans	$26,845	$(5,976)	$20,869
Large installment loans	(1,587)	(1,465)	(3,052)
Automobile purchase loans	4,841	(1,791)	3,050
Retail purchase loans	1,727	(253)	1,474

Total increase in interest income	$31,826	$(9,485)	$22,341

	Loans Originated (1) Nine Months Ended September 30,
	2013	2012
Small installment loans	$468,348	$291,576
Large installment loans	45,277	54,862
Automobile purchase loans	99,894	101,261
Retail purchase loans	25,590	26,692

Total finance receivables	$639,109	$474,391

(1)	Represents gross balance of loan originations, including unearned finance charges

	Nine Months Ended September 30,
	2013		2012
	Amount	Percentage of Average Finance Receivables (Annualized)	Amount	Percentage of Average Finance Receivables (Annualized)
Net charge-offs as a percentage of average finance receivables	$22,488	6.5%	$16,086	6.3%

	Amount	Percentage of Total Revenue	Amount	Percentage of Total Revenue
Provision for credit losses	$27,554	22.5%	$18,918	19.1%
General and administrative expenses	$50,963	41.6%	$40,355	40.7%

	Finance Receivables As of September 30,
	2013	2012
Small installment loans	$256,370	$158,292
Large installment loans	43,127	52,288
Automobile purchase loans	181,601	160,121
Retail purchase loans	30,974	26,219

Total finance receivables	$512,072	$396,920

Number of branches at period end	264	213
Average finance receivables per branch	$1,940	$1,863

	As of September 30,
	2013		2012
	Amount	Percentage of Total Finance Receivables	Amount	Percentage of Total Finance Receivables
Allowance for credit losses	$28,682	5.6%	$22,132	5.6%
Over 30 days contractually delinquent	$37,292	7.3%	$25,581	6.4%
Over 90 days contractually delinquent	$13,300	2.6%	$8,309	2.1%
Over 180 days contractually delinquent	$2,939	0.6%	$1,732	0.4%

Regional Management Corp. and Subsidiaries

Unaudited Pro Forma Consolidated Statements of Income

For the Nine Months Ended September 30, 2012

($ in thousands, except per share amounts)

	Actual	Pro Forma Adjustments		Pro Forma
Revenue
Interest and fee income	$86,333	$—		$86,333
Insurance income, net	8,157	—		8,157
Other income	4,556	—		4,556

Total revenue	99,046	—		99,046

Expenses
Provision for credit losses	18,918	—		18,918
General and administrative expenses
Personnel	24,831	140	(1)	24,971
Occupancy	6,281	—		6,281
Marketing	1,857	—		1,857
Other	7,386	—		7,386
Consulting and advisory fees	1,451	(1,451	)(2)	—
Interest expense
Senior revolving credit facility and other debt	7,557	(247	)(3)	7,310
Mezzanine debt-related parties	1,030	(1,030	)(4)	—

Total interest expense	8,587	(1,277)		7,310

Total expenses	69,311	(2,588)		66,723

Income before income taxes	29,735	2,588		32,323
Income taxes	11,005	942	(5)	11,947

Net income	$18,730	$1,646		$20,376

Net income per common share:
Basic	$1.64			$1.63

Diluted	$1.60			$1.60

Weighted average shares outstanding:
Basic	11,429,063			12,486,727

Diluted	11,712,565			12,770,229

(1)	Represents additional compensation expense associated with the grant of options upon consummation of the initial public offering.
(2)	Represents a termination fee of $1,125, combined with the $326 we paid our former majority stockholders and sponsors for the three months ended March 31, 2012. The agreements with the former majority stockholders and sponsors terminated with the completion of the initial public offering.
(3)	Reflects reduction in interest expense as a result of payment of $13,229 in aggregate principal amount of our senior revolving credit facility, offset in part by an unused line fee of 0.50%. Also reflects a reduction in the interest rate under our senior revolving credit facility from one month LIBOR (with a LIBOR floor of 1.00%) plus 3.25% to one month LIBOR (with a LIBOR floor of 1.00%) plus 3.00%.
(4)	Reflects reduction in interest expense as a result of the repayment of the $25,814 in aggregate principal amount of our mezzanine debt, which accrued interest at a rate of 15.25% per annum.
(5)	Reflects an increase in income taxes as a result of the increase in income before taxes.

Regional Management Corp. and Subsidiaries

Unaudited Pro Forma Selected Financial Data

For the Three and Nine Months Ended September 30, 2013

($ in thousands, except per share amounts)

	Three Months Ended September 30, 2013
	Actual	Pro Forma Adjustments		Pro Forma
General and administrative expenses	$17,372	$(440	)(1)	$16,932
Income taxes	$4,478	$(163	)(2)	$4,315
Net income	$7,625	$277		$7,902
Diluted net income per common share	$0.59			$0.61
Diluted weighted average common shares outstanding	12,927,776			12,927,776
Efficiency ratio	39.1%			38.1%

	Nine Months Ended September 30, 2013
	Actual	Pro Forma Adjustments		Pro Forma
General and administrative expenses	$50,963	$(456	)(1)	$50,507
Income taxes	$12,456	$(169	)(2)	$12,287
Net income	$21,209	$287		$21,496
Diluted net income per common share	$1.65			$1.67
Diluted weighted average common shares outstanding	12,863,441			12,863,441
Efficiency ratio	41.6%			41.3%

(1)	Expenses related to the secondary offering completed in September 2013
(2)	Tax effect of secondary offering expenses